Exhibit 5.1

Goodwin Procter LLP 100 Northern Avenue Boston, MA 02210 goodwinlaw.com +1 617 570 1000

April 24, 2026

Altimmune, Inc.

910 Clopper Road, Suite 201S

Gaithersburg, MD 20878

Re:	Securities Registered under Registration Statements on Form S-3

We have acted as counsel to you in connection with your filing of a Registration Statement on Form S-3 (File No. 333-291329), as amended, initially filed on November 6, 2025 and declared effective on December 5, 2025 with the Securities and Exchange Commission (the “Commission”), a Registration Statement on Form S-3 (File No. 333-285355) filed on February 27, 2025 and declared effective on March 13, 2025 with the Commission and a Registration Statement on Form S-3MEF (File No. 333-295254) filed on April 22, 2026 and declared effective on April 22, 2026 with the Commission (collectively, the “Registration Statements”), each pursuant to the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration of the offer by Altimmune, Inc., a Delaware corporation (the “Company”), of any combination of securities of the types specified therein. Reference is made to our opinion letters dated November 6, 2025, February 28, 2025 and April 22, 2026 respectively, and included as Exhibit 5.1 to the Registration Statements. We are delivering this supplemental opinion letter in connection with the prospectus supplement (the “Prospectus Supplement”) filed on April 23, 2026 by the Company with the Commission pursuant to Rule 424 under the Securities Act. The Prospectus Supplement relates to the offering by the Company of (i) 64,250,000 shares (the “Shares”) of the Company’s common stock, par value $0.0001 per share (the “Common Stock”), (ii) pre-funded warrants (the “Pre-Funded Warrants”) to purchase up to 10,750,000 shares of Common Stock, (iii) warrants (the “Common Warrants”, and together with the Pre-Funded Warrants, the “Warrants”) to purchase up to 75,000,000 shares of Common Stock (or Pre-Funded Warrants, in lieu thereof), (iv) the shares of Common Stock issuable from time to time upon exercise of any Pre-Funded Warrants (the “Pre-Funded Warrant Shares”) and (v) the shares of Common Stock issuable from time to time upon exercise of the Common Warrants (the “Common Warrant Shares” and together with the Pre-Funded Warrant Shares, the “Warrant Shares”), covered by the Registration Statements. The Shares and the Warrants are being sold to the several underwriters named in, and pursuant to, an underwriting agreement among the Company and such underwriters (the “Underwriting Agreement”).

We have reviewed such documents and made such examination of law as we have deemed appropriate to give the opinions set forth below. We have relied, without independent verification, on certificates of public officials and, as to matters of fact material to the opinions set forth below, on certificates of officers of the Company. For purposes of the opinion set forth in paragraph 3 below, we have assumed that before the Warrant Shares are issued, the Company does not issue shares of Common Stock or reduce the total number of shares of Common Stock the Company is authorized to issue under its certificate of incorporation such that the number of unissued shares of Common Stock authorized under the Company’s certificate of incorporation is less than the number of Warrant Shares.

Altimmune, Inc.

April 24, 2026

The opinions set forth below are limited to the Delaware General Corporation Law, and with respect to the opinion in paragraph 2, the law of the State of New York.

Based on the foregoing, we are of the opinion that:

1.	The Shares have been duly authorized and, when delivered and paid for in accordance with the terms of the Underwriting Agreement, will be validly issued, fully paid and non-assessable.

2.	The Warrants have been duly authorized and executed by the Company and, when delivered and paid for in accordance with the terms of the Underwriting Agreement, will be valid and binding obligations of the Company.

3.	Assuming sufficient authorized but unissued shares of Common Stock are available for issuance when the Warrants are exercised, the Warrant Shares, when issued upon exercise of the Warrants in accordance with the terms of the Warrants, will be validly issued, fully paid and non-assessable.

The opinions expressed above are subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws of general application affecting the rights and remedies of creditors and to general principles of equity.

This opinion letter and the opinions it contains shall be interpreted in accordance with the Core Opinion Principles as published in 74 Business Lawyer 815 (Summer 2019).

We hereby consent to the inclusion of this opinion as Exhibit 5.1 to the Current Report on Form 8-K and to the references to our firm under the caption “Legal Matters” in the Registration Statements. In giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,

/s/ Goodwin Procter LLP

GOODWIN PROCTER LLP